News Release
72 South Main Street
Canandaigua, NY 14424

Stephen R. Martin
Vice President,
Canandaigua National Bank and Trust
Phone: 585.393.6068
Email: smartin@cnbank.com

Matthew T. Murtha
Senior Vice President
Financial Institutions, Inc.
Phone: 585.786.4378
Email: mtmurtha@five-starbank.com
FOR IMMEDIATE RELEASE

Canandaigua National Bank & Trust buys FISI Trust Division

CANANDAIGUA, NY September 29, 2006 -- Canandaigua National Bank & Trust (CNB), the subsidiary bank of Canandaigua National Corporation announced today the final purchase of trust operations from Financial Institutions, Inc. (NASDAQ: FISI) "(FII"), the parent company of Five Star Bank. The sale has been approved by the Comptroller of the Currency. The trust division had approximately $69 million in assets held in fiduciary or agency capacities.

George W. Hamlin, IV, President and Chief Executive Officer of CNB, said, "We are pleased to have assumed the responsibilities of this service from Five Star Bank. Our hallmark customer service and broad range of product offerings has enabled a smooth transition for the customers of Five Star's former trust services. Our newly opened Wealth Strategies office in downtown Geneva will further broaden our reach throughout the Finger Lakes."

Peter G. Humphrey, President and Chief Executive Officer of FII, noted, "The sale of our trust business is another final step in our efforts to focus on Five Star Bank and community banking throughout the broad service territory that we encompass. The trust business requires a critical mass and much attention to be effective, and, because of our strategic focus, we chose to redirect our resources into growing our core banking franchise. CNB will do an excellent job in servicing our trust customers as they merge our former trust business into theirs."

About Canandaigua National Bank & Trust

Incorporated in 1887, The Canandaigua National Bank & Trust Company (CNB), with total assets of $1.1 billion, serves the Finger Lakes and Greater Rochester region of Upstate New York.   As the region's only local, community-owned, full-service financial institution CNB has 21 community offices, a network of over 50 ATM's and a full range of comprehensive financial services for individuals, businesses, municipalities and not-for-profit organizations. More information on CNB can be found at www.cnbank.com.

The CNB Wealth Strategy Group, with Trust powers since 1919, has a qualified staff of 33 financial professionals managing $945 million dollars in Trust/Investment assets.

About Financial Institutions, Inc.

With total assets of $2.0 billion, Financial Institutions, Inc. is the parent company of Five Star Bank, which provides a wide range of consumer and commercial banking services to individuals, municipalities and businesses through a network of 50 offices and 72 ATM's in Western and Central New York State. Through its Investment Services affiliate, FII also provides diversified financial services to its customers and clients, including brokerage and insurance. More information on FII and its subsidiaries is available at www.fiiwarsaw.com.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current beliefs or projections. There are a number of important factors that could affect the Company's forward-looking statements which include the transition of accounts, the execution by the Company of its strategy and other factors discussed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise these statements following the date of this press release.